Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333‑260228, 333‑189512, 333‑145716, and 333‑225392) and on Form S‑3 (333‑225392) of MVB Financial Corp. and Subsidiaries of our reports dated March 10, 2022, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida
March 10, 2022